UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934.

Date of Report: February 21, 2007
(Date of earliest event reported)

Rosetta Resources Inc.
(Exact name of registrant as specified in its charter)

DE (State or other jurisdiction of incorporation)	000-51801 (Commission File Number)	43-2083519 (IRS Employer Identification Number)

717 Texas, Suite 2800 (Address of principal executive offices)	77002 (Zip Code)

7133354000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

ú	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
ú	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
ú	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
ú	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On February 20, 2006, Rosetta Resources Inc. (the “Company”) issued a press release which gave a hedging update. The press release stated, “The Company increased hedge volumes to 65 MMbtu per day for the April - December 2007 period. This includes 55 MMbtu per day of fixed price swaps at an average price of $7.79/MMbtu and 10 MMbtu per day of price collars with floor and caps of $7.19 and $10.03 per MMbtu, respectively. For 2008, 50 MMbtu per day of fixed price swaps are currently in place at an average price of $7.62/MMbtu.”

The press release should have stated, “The Company increased hedge volumes to 65 Bbtu per day for the April - December 2007 period. This includes 55 Bbtu per day of fixed price swaps at an average price of $7.79/MMbtu and 10 Bbtu per day of price collars with floor and caps of $7.19 and $10.03 per MMbtu, respectively. For 2008, 50 Bbtu per day of fixed price swaps are currently in place at an average price of $7.62/MMbtu.”

Additionally, as a point of clarification, when determining its reported production and reserves, the Company excludes the production and reserves from the non-consent properties that have not yet been conveyed to Rosetta by Calpine. These properties are those for which the Company withheld approximately $75 million from the purchase price it paid to Calpine for all or substantially all of its oil and gas properties.

Item 8.01  Other events

On February 20, 2007, Rosetta Resources Inc. (the “Company”) released information regarding its total proved oil and natural gas reserves as of December 31, 2006, operations and production volume summaries for 2006 and 2007 guidance related to capital expenditures, production and drilling activities.

The Company’s estimated total proved oil and natural gas reserves as of December 31, 2006 were 407.8 billion cubic feet of gas equivalents (Bcfe), consisting of 390.2 Bcfe of natural gas and 2.9 million barrels (bbls) of crude oil and condensate.

The 2006 year end reserve number excludes 23.4 Bcfe of proved reserves associated with the non-consent properties that have not yet been conveyed to Rosetta by Calpine. These properties are those for which the Company withheld approximately $75 million from the purchase price it paid to Calpine for all or substantially all of its oil and gas properties.

The year end 2006 reserve number increased 14% over the year ended December 31, 2005 number of 359 Bcfe, primarily due to organic drilling activities. The estimated year end standardized measure of discounted future net cash flows was $721.7 million using a flat average natural gas and oil price of $5.84 per Mcf and $58.82 per bbl, respectively. This number does not include the year end pre-tax PV-10 value of the company’s hedging program of $75 million.

Our capital expenditures were approximately $240 million in 2006, including approximately $35 million relating to properties acquired during 2006, most of which were made near the end of the year and did not contribute significantly to 2006 production. For 2007, our estimated capital budget for organic growth is $250 million.

Rosetta’s production for 2006 increased to 33.4 Bcfe for an average of 92 MMcfe per day. This daily production equates to a 26% increase versus the 73 MMcfe per day reported for the second half of 2005, which was the first six month period that Rosetta was a stand alone entity.

The Company increased hedge volumes to some 65 Bbtu per day for the April - December 2007 period. This includes some 55 Bbtu per day of fixed price swaps at an average price of $7.79/MMbtu and some 10 Bbtu per day of price collars with floor and caps of $7.19 and $10.03 per MMbtu, respectively. For 2008, some 50 Bbtu per day of fixed price swaps are currently in place at an average price of $7.62/MMbtu.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
None
(b) Pro forma financial information:
None
(c) Shell company transactions:
None
(d) Exhibits
None

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

ROSETTA RESOURCES INC.
(Registrant)
Date: February 21, 2007	By:	/s/ Michael J. Rosinski
Michael J. Rosinski
Executive Vice President & Chief Financial Officer